As filed with the Securities and Exchange Commission on November 14, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-4369909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2223 Avenida De La Playa, #208
La Jolla, California 92037
(619) 400-1170
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc Hertz, Ph.D.
President and CEO
GRI Bio, Inc.
2223 Avenida De La Playa, #208
La Jolla, California 92037
Tel: (619) 400-1170
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:
Adam Lenain, Esq.
Melanie Ruthrauff Levy, Esq.
Jason Miller, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Tel: (858) 314-1500
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities or accept an offer to buy these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2024
GRI BIO, INC.
1,577,829 Shares of Common Stock
This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 1,577,829 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 762,236 shares of Common Stock issuable upon the exercise of Series D-1 Warrants to purchase shares of Common Stock, (ii) 762,236 shares of Common Stock issuable upon the exercise of Series D-2 Warrants to purchase shares of Common Stock, and (iii) 53,357 shares of Common Stock issuable upon the exercise of Placement Agent Warrants (collectively, the “Warrants”). We are registering the shares issuable upon exercise of the Warrants on behalf of the selling stockholders, to be offered and sold by them from time to time.
We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares. We are paying the cost of registering the shares of Common Stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.
Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholders may sell shares directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. The selling stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the selling stockholders may sell their shares of Common Stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of Common Stock in the section titled “Plan of Distribution” on page 12.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” On November 13, 2024, the last reported sale price of our Common Stock was $0.8798 per share.
Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is        , 2024

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this registration statement, the selling stockholders may sell, from time to time in one or more offerings, the Common Stock described in this prospectus.
We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since those dates.
Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “GRI,” the “Company” and similar designations refer to GRI Bio, Inc., formerly known as Vallon Pharmaceuticals, Inc. This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:
•our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;
•our ability to remain listed on The Nasdaq Capital Market, particular in light of our current non-compliance with The Nasdaq Stock Market LLC’s (“Nasdaq”) $1.00 bid price rule and to comply with the applicable continued listing requirements of Nasdaq;
•our limited operating history and the difficulties encountered by a small developing company;
•expected restructuring-related cash outlays, including the timing and amount of those outlays;
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•the timing of initiation of planned clinical trials;
•the timing of any planned Investigational New Drug Application (“IND”) or new drug application;
•plans to research, develop, and commercialize current and future product candidates;
•the ability to enter into new collaborations, and to fulfill obligations under any such collaboration agreements;
•the clinical utility, potential benefits, and market acceptance of product candidates;
•commercialization, marketing, and manufacturing capabilities and strategy;
•the ability to identify additional products or product candidates with significant commercial potential;
•developments and projections relating to the Company’s competitors and their industries;
•the impact of government laws and regulations;
•the Company’s ability to protect its intellectual property position;
•estimates regarding future revenue, expenses, capital requirements, and need for additional financing following the proposed transactions;
•statements of belief and any statement of assumptions underlying any of the foregoing; and
•other factors detailed under the section titled “Risk Factors”.
Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
iii

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the information incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, before making an investment decision.
Company Overview
We are a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.
Our lead product candidate, GRI-0621, is an oral inhibitor of type 1 Natural Killer T (“iNKT”) cells. GRI-0621 is also an oral formulation of tazarotene, a synthetic retinoid acid receptor (“RAR”)-beta and gamma selective agonist, that is approved in the United States for topical treatment of psoriasis and acne. As of September 30, 2024, it has been evaluated in over 1,700 patients as an oral product for up to 52-weeks. We are developing GRI-0621 for the treatment of severe fibrotic lung diseases such as idiopathic pulmonary fibrosis (“IPF”), a life-threatening progressive fibrotic disease of the lung that affects approximately 140,000 people in the United States, with up to 40,000 new cases per year in the United States and some estimate that IPF affects 3 million globally. While there are currently two approved therapies for the treatment of lung fibrosis, neither has been associated with improvements in overall survival, and both therapies have been associated with significant side effects leading to poor therapeutic adherence. In preliminary data from our trials to date with GRI-0621, and earlier trials with oral tazarotene, we have observed GRI-0621 to be well-tolerated and to inhibit iNKT cell activity in subjects. We and others have shown that activated iNKT are upregulated in IPF, primary sclerosing cholangitis (“PSC”), metabolic dysfunction-associated steatohepatitis (“MASH”), alcoholic liver disease (“ALD”), Systemic Lupus Erythematosus Disease (“SLE”), multiple sclerosis (“MS”), ulcerative colitis (“UC”) patients as well as other indications. In these patients activated iNKT cells are correlated with more severe disease. The U.S. Food and Drug Administration has cleared our Investigative New Drug (“IND”) application for GRI-0621 for the treatment of IPF and we plan to evaluate GRI-0621 in a randomized, double-blind, multi-center Phase 2a biomarker study, for which we commenced enrollment in December 2023. Based on our current enrollment projections, we now expect interim data from this trial to be available in the first quarter of 2025 and topline results to be available in the second quarter of 2025. Additionally, we have received authorization of our clinical trial application from both the United Kingdom Medicines and Healthcare Products Regulatory Agency and the Australian Therapeutic Goods Administration to initiate the Phase 2a biomarker study evaluating GRI-0621 for the treatment of IPF in the United Kingdom and Australia, respectively.
Our product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 Natural Killer T cells and would be developed for the treatment of autoimmune disorders, with much of our preclinical work in SLE or lupus and MS. In lupus, the immune system mistakenly attacks its own healthy tissues, especially joints and skin, but can affect almost every organ and tissue of the body. The condition can be fatal, and often causes debilitating bouts of fatigue and pain that prevent nearly half of adult patients from working. Lupus affects between 160,000 – 200,000 patients in the United States, with around 80,000 – 100,000 patients in the United States suffering from kidney nephritis, one of the most serious manifestations of SLE, typically within five years of diagnosis. There is no cure for lupus, but medical interventions and lifestyle changes can help control it. SLE treatment consists primarily of immunosuppressive drugs that inhibit the activity of the immune system. Only two drugs have been approved for lupus in the past 50 years, and new treatment options are sorely needed. In order to focus our resources on our GRI-0621 program, we have limited our development of GRI-0803 pending additional funding. Subject to obtaining the requisite additional funding and IND clearance, we intend to evaluate GRI-0803 in a Phase 1a and 1b trial initially targeting SLE. We expect to file an IND with respect to this Phase 1a and 1b trial in 2025. We expect to continue to evaluate indications to select the best fit for further development of the program, but our initial focus would be on lupus.
Recent Developments
October 2024 Letter Agreements
On October 21, 2024, we entered into letter agreements (the “Repricing Letter Agreements”) with holders (the “Holders”) of our issued and outstanding Series B-1 Warrants and Series B-2 Warrants (each as defined below, the “Prior Warrants”) to purchase an aggregate of 762,236 shares of our Common Stock, offering the Holders the opportunity to exercise all of their Prior Warrants for cash at a reduced exercise price equal to $1.00 per share (the “Reduced Exercise Price”), provided the Prior Warrants were exercised in full for cash on or before 4:00 P.M. Eastern Daylight Time on the date of the respective Repricing Letter Agreements. In addition, the Holders received new unregistered Series D-1 Warrants (the “Series D-1 Warrants”) exercisable for up to an aggregate of 762,236 shares of Common Stock and new unregistered Series D-2 Warrants (the “Series D-2 Warrants” and, together with the Series D-1 Warrants, the “Warrants”) exercisable for up to an aggregate of 762,236 shares of Common Stock. The New Warrants are immediately exercisable and have an exercise price of $1.00 per share. The Series D-1 Warrants have a term of exercise equal to five years from the initial issuance date, and the Series D-2 Warrants have a term of exercise equal to 18 months from the initial issuance date.
H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the offering pursuant to an engagement agreement between the Company and Wainwright dated as of October 21, 2024 (the “October 2024 Engagement Letter”). Pursuant to the October 2024 Engagement Letter, we also issued to Wainwright or its designees warrants to purchase up to an aggregate of 53,357 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants are immediately exercisable, have a term of five years from the date of issuance, and have an exercise price of $1.25 per share.
Nasdaq Compliance – Minimum Bid Price Deficiency
The rules of The Nasdaq Capital Market require that we maintain a closing price for shares of our Common Stock of at least $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). On September 10, 2024, we received a letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying us that we no longer met the Minimum Bid Price Requirement because the closing bid price for our common stock was less than $1.00 for the previous 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(A), we have a 180-calendar day period, or until March 10, 2025 (the “Compliance Date”), to regain compliance with the Minimum Bid Price Requirement. The Minimum Bid Price Requirement will be met if our Common Stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period, unless Nasdaq exercises its discretion to extend such 10‑day period.
June 2024 Securities Purchase Agreement
On June 26, 2024, we entered into a securities purchase agreement (the “June 2024 Purchase Agreement”), pursuant to which we agreed to issue and sell, in a public offering (the “June 2024 Offering”), (i) 60,000 shares (the “June 2024 Shares”) of Common Stock, (ii) 2,125,793 pre-funded warrants (the “June 2024 Pre-Funded Warrants”) exercisable for an aggregate of 2,125,793 shares of Common Stock, (iii) 2,185,793 Series C-1 common warrants (the “Series C-1 Common Warrants”) exercisable for an aggregate of 2,185,793 shares of Common Stock, and (iv) 2,185,793 Series C-2 common warrants (the “Series C-2 Common Warrants”, and together with the Series C-1 Common Warrants, the “Series C Common Warrants”) exercisable for an aggregate of 2,185,793 shares of Common Stock for net proceeds of $3,172, after deducting offering expenses of $1,057. The securities were offered in combinations of (a) one June 2024 Share or one June 2024 Pre-Funded Warrant, together with (b) one Series C-1 Common Warrant and one Series C-2 Common Warrant, for a combined purchase price of $1.83 (less $0.0001 for each June 2024 Pre-Funded Warrant).
Pursuant to an engagement agreement (the “June 2024 Engagement Agreement”) with Wainwright, in connection with the June 2024 Offering, we agreed to issue to Wainwright or its designees warrants (the “June 2024

Placement Agent Warrants”) to purchase up to an aggregate of 153,006 shares of Common Stock. The June 2024 Placement Agent Warrants have an exercise price of $2.2875 per share (which represents 125% of the combined public offering price per Share and accompanying Series C Common Warrants), will expire on June 26, 2029 and became exercisable the day we received stockholder approval, September 6, 2024 (the “Warrant Stockholder Approval Date”).
The June 2024 Pre-Funded Warrants were exercisable for one share of Common Stock at a price per share of $0.0001, were exercisable immediately and expired when exercised in full. Each Series C Common Warrant is exercisable into one share of Common Stock at a price per share of $1.83 and became exercisable on the Warrant Stockholder Approval Date. The Series C-1 Common Warrants will expire on the five-year anniversary of the Warrant Stockholder Approval. The Series C-2 Common Warrants will expire on the 18-month anniversary of the Warrant Stockholder Approval. All of the June 2024 Pre-Funded Warrants have been exercised.
January 2024 and June 2024 Reverse Stock Split
On January 19, 2024, our stockholders approved a reverse stock split of our Common Stock and our Board subsequently approved a reverse stock split of our Common Stock at a ratio of one-for-seven (the “January 2024 Reverse Stock Split”). Following this approval, we filed an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the January 2024 Reverse Stock Split as of 4:01 p.m. Eastern Time on January 29, 2024. Shares of our Common Stock began trading on a post-split basis on January 30, 2024. As a result of the January 2024 Reverse Stock Split, every seven shares of our Common Stock, either issued or outstanding, immediately prior to the filing and effectiveness of our amendment to our Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of Common Stock. No fractional shares were issued in connection with the January 2024 Reverse Stock Split. Stockholders who otherwise would have received fractional shares of Common Stock received cash in lieu thereof at a price equal to the fraction to which the stockholder would have otherwise been entitled.
On June 7, 2024, our stockholders approved the June 2024 Reverse Stock Split. Our board of directors (the “Board”) subsequently approved the June 2024 Reverse Stock Split ratio of one-for-thirteen. Following this approval, we filed an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect the June 2024 Reverse Stock Split as of 4:01 p.m. Eastern Time on June 17, 2024. Shares of our Common Stock began trading on a post-split basis on June 18, 2024. As a result of the June 2024 Reverse Stock Split, every thirteen shares of our Common Stock, either issued or outstanding, immediately prior to the filing and effectiveness of our amendment to our Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of Common Stock. No fractional shares were issued in connection with the June 2024 Reverse Stock Split. Stockholders who otherwise would have received fractional shares of Common Stock received cash in lieu thereof at a price equal to the fraction to which the stockholder would have otherwise been entitled. On its effective date, the June 2024 Reverse Stock Split had the effect of reducing the aggregate number of outstanding shares of Common Stock from 7,069,170 shares on a pre-reverse split basis to a total of 543,775 shares outstanding on a post-reverse split basis.
Unless otherwise noted, all financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus have been adjusted to give effect to the January 2024 Reverse Stock Split, the June 2024 Reverse Stock Split and the April 2023 Reverse Stock Split (as defined below).
May 2024 At The Market Offering
On May 20, 2024, we entered into an At The Market Offering Agreement (the “Sales Agreement”) with Wainwright pursuant to which we may sell and issue shares up to $10.0 million of our Common Stock from time to time through Wainwright as our sales agent (the “ATM Offering”). Under the Sales Agreement, Wainwright is

entitled to compensation of 3.0% of the gross offering proceeds of all shares of Common Stock sold through it pursuant to the Sales Agreement.
The shares of Common Stock are being offered and sold in the ATM Offering pursuant to our effective shelf registration statement on Form S-3 (File No. 333-279348) and the accompanying base prospectus included therein as supplemented by the prospectus supplement, dated May 20, 2024, filed with the SEC.
As of November 13, 2024, we have sold 5,535,519 shares of our Common Stock in the ATM Offering at a weighted-average price of $0.65 per share, raising $3.6 million of gross proceeds and net proceeds of $3.5 million after deducting commissions to the sales agent and other ATM Offering related expenses. As of November 13, 2024, there remains approximately $0.001 million available for future sales of shares of Common Stock under the Sales Agreement.
February 2024 Offering
On February 1, 2024, we entered into a securities purchase agreement with each purchaser identified on the signature pages thereto (the “Purchase Agreement”), pursuant to which we agreed to issue and sell, in a public offering (the “Offering”), (i) 25,419 shares (the “Shares”) of our Common Stock, (ii) 359,196 pre-funded warrants (the “February 2024 Pre-Funded Warrants”) exercisable for an aggregate of 359,196 shares of Common Stock, (iii) 384,615 Series B-1 common warrants (the “Series B-1 Common Warrants”) exercisable for an aggregate of 384,615 shares of Common Stock, and (iv) 384,615 Series B-2 common warrants (the “Series B-2 Common Warrants,” and together with the Series B-1 Common Warrants, the “Series B Warrants”) exercisable for an aggregate of 384,615 shares of Common Stock. The Series B Warrants together with the February 2024 Pre-Funded Warrants are referred to herein as the “February 2024 Warrants.” The securities were offered in combinations of (a) one Share or one February 2024 Pre-Funded Warrant, together with (b) one Series B-1 Common Warrant and one Series B-2 Common Warrant, for a combined purchase price of $14.30 (less $0.0013 for each February 2024 Pre-Funded Warrant). The Offering closed on February 6, 2024.
Subject to certain beneficial ownership limitations, the February 2024 Warrants were exercisable upon issuance. Each February 2024 Pre-Funded Warrant was exercisable for one share of Common Stock at a price per share of $0.0013. Each Series B-1 Common Warrant is exercisable into one share of Common Stock at a price per share of $14.30 (as adjusted from time to time in accordance with the terms thereof) for a five-year period after February 6, 2024, the date of issuance. Each Series B-2 Common Warrant is exercisable into one share of Common Stock at a price per share of $14.30 (as may be adjusted from time to time in accordance with the terms thereof) for the 18-month period after February 6, 2024, the date of issuance. All of the February 2024 Pre-Funded Warrants have been exercised.
In connection with the issuance of the securities pursuant to the Purchase Agreement, the exercise price of our previously issued Series A-1 common warrants (the “Series A-1 Warrants”) was reduced to par, or $0.0001, per share pursuant to the terms of the Series A-1 Warrants. All of the Series A-1 Warrants have since been exercised.
Merger Transaction
In April 21, 2023, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2022, as amended on February 17, 2023 (the “Merger Agreement”), by and among the Company, GRI Bio Operations, Inc., formerly known as GRI Bio, Inc. (“Private GRI”), and Vallon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub was merged with and into Private GRI (the “Merger”), with Private GRI surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Merger, and immediately prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Common Stock at a ratio of 1-for-30. (the “April 2023 Reverse Split”). Also, in connection with the closing of the Merger (the “Closing”), the Company changed its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”

At the Effective Time:
(a)Each share of Private GRI’s common stock (“Private GRI Common Stock”) outstanding immediately prior to the Effective Time, including any shares of Private GRI Common Stock issued pursuant to the Equity Financing (as defined below) automatically converted solely into the right to receive a number of shares of the Common Stock equal to 0.0374 (the “Exchange Ratio”).
(b)Each option to purchase shares of Private GRI Common Stock (each, a “Private GRI Option”) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the “Private GRI Plan”), whether or not vested, converted into and became an option to purchase shares of Common Stock, and the Company assumed the Private GRI Plan and each such Private GRI Option in accordance with the terms of the Private GRI Plan (the “Assumed Options”). The number of shares of Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of Private GRI Common Stock that were subject to such Private GRI Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Common Stock. The per share exercise price for the Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option otherwise remained unchanged.
(c)Each warrant to purchase shares of Private GRI Common Stock (the “Private GRI Warrants”) outstanding immediately prior to the Effective Time was assumed by the Company and converted into a warrant to purchase Common Stock (the “Assumed Warrants”) and thereafter (i) each Assumed Warrant became exercisable solely for shares of Common Stock; (ii) the number of shares of Common Stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of Private GRI Common Stock that were subject to such Private GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Common Stock; (iii) the per share exercise price for the Common Stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the Private GRI Common Stock subject to such Private GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
(d)The Bridge Warrants were exchanged for warrants (the “Exchange Warrants”) to purchase an aggregate of 421,590 shares of Common Stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share.
(e)All rights with respect to Private GRI restricted stock awards were assumed by the Company and converted into Company restricted stock awards with the number of shares subject to each restricted stock award multiplied by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Common Stock. The term, exercisability, vesting schedule and other provisions of the Private GRI restricted stock awards otherwise remained unchanged.
Equity Financing
Securities Purchase Agreement (Bridge Financing)
In connection with signing the Merger Agreement, Private GRI entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Bridge SPA”) with the selling stockholder (the “Investor”), pursuant to which, among other things, the Investor purchased, and Private GRI issued, senior secured notes in the aggregate principal amount of up to approximately $3.3 million, in exchange for an aggregate purchase price of up to approximately $2.5 million. In addition, Private GRI issued the Investor warrants to purchase an aggregate of 2,504,980 shares of Private GRI Common Stock (the “Bridge Warrants”). As a result of the Merger, at the Effective Time, the Bridge Warrants were exchanged for the Exchange Warrants. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share. The exercise price of the Exchange Warrants is subject to adjustment for splits and similar recapitalization events.
Securities Purchase Agreement (Equity Financing)
In addition to the Bridge SPA, in connection with signing the Merger Agreement, the Company, Private GRI and the Investor entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Equity SPA”). Pursuant to the Equity SPA, immediately prior to the Closing, Private GRI issued 6,787,219 shares of Private GRI Common Stock (the “Initial Shares”) to the Investor and 27,148,877 shares of Private GRI Common Stock (the “Additional Shares”) into escrow with an escrow agent. At the Closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 253,842 shares of Common Stock and the Additional Shares converted into an aggregate of 1,015,368 shares of Common Stock. On May 8,2023, in accordance with the terms of the Equity SPA, the Company and the Investor authorized the escrow agent to, subject to beneficial ownership limitations, disburse to the Investor all of the shares of Common Stock issued in exchange for the Additional Shares (the “Escrow Shares”).
Pursuant to the Equity SPA, the Company issued to the Investor on May 8, 2023 (i) Series A-1 Warrants to purchase 1,269,210 shares of Common Stock with an initial exercise price of $13.51 per share, (ii) Series A-2 Warrants to purchase 1,142,289 shares of Common Stock with an initial exercise price of $14.74 per share, and (iii) Series T Warrants to purchase (x) 814,467 shares of Common Stock at an exercise price of $12.28 per share and (y) if the Series T Warrants are exercised in full by paying the Aggregate Exercise Price in cash, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase 814,467 shares of Common Stock at their respective exercise price (collectively, the “Equity Warrants”). The Company may force the exercise of Series T Warrants subject to the satisfaction of certain equity conditions.
Corporate Information
Our principal offices are located at 2223 Avenida de la Playa #208, La Jolla, CA 92037, and our telephone number is (619) 400-1170. Our website address is www.gribio.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Common stock offered by the selling stockholders	Up to 1,577,829 shares of Common Stock underlying the Warrants.

Terms of the offering	The selling stockholders will determine when and how they will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds
We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders. We may receive up to approximately $1,591,168.25 in aggregate gross proceeds from the exercise of Warrants, if the Warrants are exercised for cash (and not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

Risk factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	GRI
The selling stockholders named in this prospectus may offer and sell up to 1,577,829 shares of our Common Stock.
The selling stockholders are prohibited, subject to certain exceptions, from exercising the Warrants to the extent that immediately prior to or after giving effect to such exercise, the selling stockholders, together with their respective affiliates and other attribution parties, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding, which percentage may be increased or decreased at the selling stockholder’s election to a percentage not to exceed 9.99%, provided that any increase will require 61 days’ notice to the Company.
Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “GRI.”
Shares of Common Stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the Common Stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of Common Stock issued to the selling stockholders in connection with the exercise of warrants issued in the transactions as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, but that could later become material, may also adversely affect our business.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of securities by the selling stockholder pursuant to this prospectus. We may receive up to approximately $1,591,168.25 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS
The shares of Common Stock being offered by the selling stockholders are those issuable to the selling stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of Common Stock and the Warrants, see “Prospectus Summary—Recent Developments” above. We are registering the shares of Common Stock issuable upon exercise of the Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the Warrants, the selling stockholders have not had any material relationship with us within the past three years. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock by each of the selling stockholders. Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock that would exceed 4.99% of our then outstanding shares of Common Stock following such exercise, which percentage may be increased or decreased at the selling stockholder’s election to a percentage not to exceed 9.99%, provided that any increase will require 61 days’ notice to the Company, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants which have not been exercised. The number of shares beneficially owned prior to the offering in the second column (i) is based on 8,933,366 shares of our Common Stock outstanding as of November 1, 2024, and (ii) takes into account the beneficial ownership limitations described above.
The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders. In accordance with the terms of our registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, without regard to any limitations on the exercise of the Warrants, and this registration statement registers the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding without giving effect to any limitation on exercise included in the Warrants. The number and percentage of shares beneficially owned after the offering in the fourth and fifth columns (i) is based on 8,933,366 shares of our Common Stock outstanding as of November 1, 2024, (ii) assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus and (iii) takes into account the beneficial ownership limitations described above. This table was prepared based on information furnished to us by the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(1)	Percentage of Shares of Common Stock Owned After Offering if Greater than 1%
Altium Growth Fund, LP(2)	671,328	(3)	671,328	—	—
Armistice Capital Master Fund Ltd.(4)	5,141,086	(5)	769,228	4,371,858	4.99%
District 2 Capital Fund, LP(6)	125,874	(7)	83,916	41,958	__
Craig Schwabe(8)	6,965	(9)	1,801	5,164	—
Charles Worthman(8)	2,064	(10)	534	1,530	—
Michael Vasinkevich(8)	132,330	(11)	34,215	98,115	1.10%
Noam Rubinstein(8)	65,004	(12)	16,807	48,197	—
__________________
(1)Assumes that all Common Stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional Common Stock after the date of this prospectus and prior to completion of this offering.
(2)Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP (“Altium”), has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium. Each of Altium and Jacob Gottlieb disclaims beneficial ownership over these shares. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019 .

(3)Includes (i) 335,664 shares of Common Stock issuable upon exercise of the Series D-1 Warrants and (ii) 335,664 shares of Common Stock issuable upon exercise of the Series D-2 Warrants, each within 60 days following November 1, 2024. The shares of Common Stock issuable upon exercise of the Warrants are subject to limitations on exercise if such exercise would result in the holder beneficially owning more than 4.99% of our issued and outstanding Common Stock.
(4)The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to beneficial ownership limitations of 4.99%, which such limitation restricts Master Fund from exercising that portion of the warrants that would result in Master Fund and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(5)Includes (i) 272 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrant issued on May 13, 2022, (ii) 2,185,793 shares of Common Stock issuable upon exercise of the Series C-1 Common Warrants, (iii) 2,185,793 shares of Common Stock issuable upon exercise of the Series C-2 Common Warrants, (iv) 384,614 shares of Common Stock issuable upon exercise of the Series D-1 Warrants and (v) 384,614 shares of Common Stock issuable upon exercise of the Series D-2 Warrants, each within 60 days following November 1, 2024. The shares of Common Stock issuable upon exercise of the warrants are subject to limitations on exercise if such exercise would result in the holder beneficially owning more than 4.99% of our issued and outstanding Common Stock.
(6)District 2 Capital Fund, LP (“District 2”), has voting and investment power over these securities. The address of District 2 is 14 Wall Street, 2nd Floor, Huntington, NY 11743.
(7)Includes (i) 41,958 shares of Common Stock, (ii) 41,958 shares of Common Stock issuable upon exercise of the Series D-1 Common Warrants and (iii) 41,958 shares of Common Stock issuable upon exercise of the Series D-2 Common Warrants, each within 60 days following November 1, 2024. The shares of Common Stock issuable upon exercise of the Warrants are subject to limitations on exercise if such exercise would result in the holder beneficially owning more than 4.99% of our issued and outstanding Common Stock.
(8)Each of the selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of shares of Common Stock issuable upon exercise of Placement Agent warrants, which were received as compensation for our warrant inducement offering. The selling stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(9) Includes (i) 5,164 shares of Common Stock issuable upon exercise of the June 2024 Placement Agent Warrants and (ii) 1,801 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, each within 60 days following November 1, 2024. The shares of Common Stock issuable upon exercise of the warrants are subject to limitations on exercise if such exercise would result in the holder beneficially owning more than 4.99% of our issued and outstanding Common Stock.
(10) Includes (i) 1,530 shares of Common Stock issuable upon exercise of the June 2024 Placement Agent Warrants and (ii) 534 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, each within 60 days following November 1, 2024. The shares of Common Stock issuable upon exercise of the warrants are subject to limitations on exercise if such exercise would result in the holder beneficially owning more than 4.99% of our issued and outstanding Common Stock.
(11) Includes (i) 98,115 shares of Common Stock issuable upon exercise of the June 2024 Placement Agent Warrants and (ii) 34,215 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, each within 60 days following November 1, 2024. The shares of Common Stock issuable upon exercise of the warrants are subject to limitations on exercise if such exercise would result in the holder beneficially owning more than 4.99% of our issued and outstanding Common Stock.
(12) Includes (i) 48,197 shares of Common Stock issuable upon exercise of the June 2024 Placement Agent Warrants and (ii) 16,807 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, each within 60 days following November 1, 2024. The shares of Common Stock issuable upon exercise of the warrants are subject to limitations on exercise if such exercise would result in the holder beneficially owning more than 4.99% of our issued and outstanding Common Stock.

PLAN OF DISTRIBUTION
We are registering the shares of Common Stock issuable upon exercise of the Warrants to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.
The selling stockholders may sell all or a portion of the shares of Common Stock they acquire upon exercise of the Warrants beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•through the writing of options, whether such options are listed on an options exchange or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales;
•sales pursuant to Rule 144;
•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Warrants or shares of Common Stock they acquire upon the exercise of Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.
We will pay all expenses of the registration of the shares of Common Stock issuable upon exercise of the Warrants, estimated to be $50,203 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., San Diego, California.
EXPERTS
The balance sheets of GRI Bio, Inc. as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, have been audited by Sadler, Gibb and Associates, LLC, independent registered public accounting firm, as stated in their report which is incorporated by reference, which report includes an explanatory paragraph disclosing substantial doubt about its ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.gribio.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. We include our website address in this prospectus only as an inactive textual reference. Information contained in our website does not constitute a part of this prospectus or our other filings with the SEC.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:
•our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024;
•our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 10, 2024, August 14, 2024 and November 14, 2024, respectively;
•our Current Reports on Form 8-K filed with the SEC on January 8, 2024, January 19, 2024, January 30, 2024, February 2, 2024, May 20, 2024, May 22, 2024, June 7, 2024, June 14, 2024, June 18, 2024, June 27, 2024, July 8, 2024, July 19, 2024, July 26, 2024, August 23, 2024, September 6, 2024, September 11, 2024,

October 22, 2024 and October 24, 2024, except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto;
•the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 8, 2021, including any amendments or reports filed for the purposes of updating this description, including any amendments or reports filed for the purpose of updating such description; and
•all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such forms that are related to such items) after the date of this prospectus and prior to the termination of this offering, provided that all documents “furnished” by the Company to the SEC and not “filed” are not deemed incorporated by reference herein.
In addition, all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and deemed to be a part of this prospectus from the date of filing of such reports and documents. Notwithstanding the foregoing, we are not incorporating by reference any information furnished pursuant to Items 2.02 or 7.01 and the exhibits filed on such forms that are related to such items.
We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to 2223 Avenida de la Playa, #208, La Jolla, California 92037, Attn: Secretary or may be made telephonically at (619) 400-1170.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

GRI BIO, INC.
1,577,829 Shares of Common Stock
, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$203
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	10,000
Printing	5,000
Miscellaneous	—
Total	$50,203
Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors, and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
Item 16. Exhibits

Exhibit No.		Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

2.1 Δ	Agreement and Plan of Merger, dated as of December 13, 2022, by and among Vallon Pharmaceuticals, Inc., GRI Bio, Inc. and Vallon Merger Sub, Inc.		8-K	001-40034	12/13/2022

2.2	Amendment to Agreement and Plan of Merger, dated as of February 17, 2023, by and among Vallon Pharmaceuticals, Inc., Vallon Merger Sub, Inc., and GRI Bio, Inc.		S-4/A	333-268977	2/24/2023

3.1	Amended and Restated Certificate of Incorporation, as amended.		S-1	333-280323	6/20/2024

3.2	Amended and Restated Bylaws.		8-K/A	001-40034	5/26/2023

4.1	Form of Series B-1 Common Warrant.		8-K	001-40034	2/2/2024

4.2	Form of Series B-2 Common Warrant.		8-K	001-40034	2/2/2024

4.3	Form of Pre-Funded Warrant.		8-K	001-40034	6/27/2024

4.4	Form of Series C-1 Warrant.		8-K	001-40034	6/27/2024

4.5	Form of Series C-2 Warrant.		8-K	001-40034	6/27/2024

4.6	Form of Placement Agent Warrant.		8-K	001-40034	6/27/2024

4.7	Form of Series D-1 Warrant.		8-K	001-40034	10/22/2024

4.8	Form of Series D-2 Warrant.		8-K	001-40034	10/22/2024

4.9	Form of Placement Agent Warrant.		8-K	001-40034	10/22/2024

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

10.1	Form of Repricing Letter Agreement.		8-K	001-40034	10/22/2024

Exhibit No.		Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

23.1	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in legal opinion filed as Exhibit 5.1).	X

24.1	Power of Attorney (included on signature page).	X

107	Filing fee table.	X
__________________
ΔSchedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of La Jolla, state of California, on November 14, 2024.

GRI BIO, INC.

By:	/s/ W. Marc Hertz
W. Marc Hertz, Ph.D.
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints W. Marc Hertz, Ph.D and Leanne Kelly, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Marc Hertz, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2024
W. Marc Hertz, Ph.D.

/s/ Leanne Kelly	Chief Financial Officer	November 14, 2024
Leanne Kelly	(Principal Financial and Accounting Officer)

/s/ David Szekeres	Director and Chairperson of the Board	November 14, 2024
David Szekeres

/s/ David Baker	Director	November 14, 2024
David Baker

/s/ Roelof Rongen	Director	November 14, 2024
Roelof Rongen

/s/ Camilla V. Simpson, M.Sc.	Director	November 14, 2024
Camilla V. Simpson, M.Sc.